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                                                                       EXHIBIT 4

                            STOCK PURCHASE AGREEMENT

     This Stock Purchase Agreement (this "Agreement"), dated and effective as of the Effective Date (as hereinafter defined), is entered into by and between Tafazzoli Family Limited Partnership, a Florida limited partnership (the "Seller"), and WRCF-I 1997 Limited Partnership, a Texas limited partnership, and RLCF-I 1997 Limited Partnership, a Texas limited partnership (each, a "Purchaser" and, collectively, the "Purchasers").

                              W I T N E S S E T H:

         WHEREAS, prior to executing and delivering this Agreement, the Seller and the Purchasers have executed and delivered a Termination Agreement (the "Termination Agreement") pursuant to Section 15(c) of that certain Voting Trust Agreement, dated as of January 19, 2000, by and among the Purchasers, WRCF-II 1997 Limited Partnership, a Texas limited partnership, RLCF-II 1997 Limited Partnership, a Texas limited partnership, Andrew A. Allen, Andrew A. Allen Family Limited Partnership, a Florida limited partnership, Tafazzoli Family Limited Partnership, a Florida limited partnership, zum Tobel Family Limited Partnership, a Florida limited partnership, Derek J. Hernquist, Benedict S. Gambino and Marc J. Stone, as voting trustee (the "Voting Trust Agreement"); and

         WHEREAS, the Purchasers desire to purchase from the Seller, and the Seller desires to sell to the Purchasers, the number of shares of common stock (the "Common Stock") of TradeStation Group, Inc., a Florida corporation (the "Company"), par value $.01 per share, listed under the Seller's name on Schedule A attached hereto (such shares, collectively, the "Shares") effective as of the first business day after the effective date of the Termination Agreement (May 1, 2002, the "Effective Date").

         NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. Sale and Purchase of the Shares. On and effective as of the Effective Date, the Seller hereby sells to each Purchaser, and each Purchaser hereby purchases from the Seller, fifty percent (50%) of the Shares to be sold by the Seller as set forth on Schedule A attached hereto. The closing of the purchase and sale of the Shares shall occur on the Effective Date.

     2. Payment for the Shares. Concurrent with the execution and delivery of this Agreement, each Purchaser is hereby delivering to Bilzin Sumberg Dunn Baena Price & Axelrod LLP, as escrow agent (the "Escrow Agent"), by wire transfer to a trust account designated by Escrow Agent, an amount equal to fifty percent (50%) of the aggregate purchase prices for all of the Shares being purchased and sold, as listed on Schedule A attached hereto, as payment in full of the purchase price for all of the Shares. Escrow Agent shall release the funds deposited in escrow on the Effective Date in accordance with the terms of the Escrow
Agreement dated as of the effective date of the Termination Agreement among Escrow Agent, the Purchasers and the Seller and Marc J. Stone, as Voting Trustee (the "Escrow Agreement").
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     3.   Deliveries by Purchaser, Seller and Voting Trustee. Each Purchaser and
the Seller is hereby delivering to the Escrow Agent four (4) manually signed counterparts of this Agreement. Concurrently with the execution and delivery of this Agreement, the Seller is hereby delivering to the Escrow Agent (a) if not already in the possession of Escrow Agent, a voting trust certificate (or certificates) representing a beneficial interest in at least such number of shares of Common Stock as equal the Shares to be sold by the Seller, (b) a duly executed stock power from Marc J. Stone, as Voting Trustee (a "Voting Trustee Stock Power"), in favor of the Seller transferring those shares of Common Stock that are beneficially owned by the Seller and are represented by stock certificates registered in the name of Marc J. Stone, as Voting Trustee (the "Stock Certificates") and (c) a duly executed stock power with signature guaranteed from the Seller (a "Seller Stock Power") in favor of each of the Purchasers transferring the Shares to be sold by the Seller to each Purchaser. Concurrently with the execution and delivery of this Agreement, Marc J. Stone, as Voting Trustee, is hereby delivering the Stock Certificates and any voting trust certificates not already in the possession of the Escrow Agent to the Escrow Agent. On the Effective Date, Escrow Agent shall cancel the voting trust certificates deposited in escrow or already in its possession and shall deliver all of the Voting Trustee Stock Powers, Seller Stock Powers and Stock Certificates to the Company's transfer agent in accordance with the terms of the Escrow Agreement.

     4.   Standstill. The Seller represents and agrees that, for a period of two
(2) years following the Effective Date, neither it nor any of its Affiliates (as hereinafter defined) will, directly or indirectly, offer, sell, assign, transfer, encumber, contract to sell, grant any option or warrant to purchase, solicit or arrange for the solicitation of orders to buy or otherwise directly or indirectly dispose of any securities of the Company (including, without limitation, Common Stock, options or warrants to purchase Common Stock or any other derivative securities) in any manner whatsoever or (ii) enter into any agreement, arrangement or understanding (or any discussions which might lead to such agreement, arrangement or understanding) with any person or entity (other than a Purchaser) regarding any transaction described in clause (i). "Affiliate" means (A) any person or entity controlled by, controlling or under common control with the Seller, (B) any director, stockholder, partner, principal or direct or indirect beneficial owner of the Seller or any person or entity described in clause (A) or (C) any immediate family member (including, without limitation, the spouse, children, parents, siblings, parents in-law and siblings in-law) of any person described in clause (A) or clause (B).

     5. Representations and Warranties by Seller. The Seller represents and warrants the following to each Purchaser in order to induce the Purchasers to purchase the Shares:

          (a) Seller has the power and authority to execute and deliver this Agreement and to consummate the transactions to be consummated by Seller. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated by this Agreement have been duly authorized by Seller, and no organizational or other action on the part of Seller or any other person or entity is necessary to authorize the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated by this Agreement. This Agreement has been properly and validly executed and delivered by Seller and is a valid, binding and enforceable agreement of and against Seller.


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          (b)  Seller has full right, power and authority to transfer the Shares to be sold by Seller to the Purchasers as contemplated herein, free and clear of all liens, security interests, charges, claims, pledges, encumbrances and restrictions and rights and interests of any other party whatsoever and of any nature (other than restrictions imposed by federal or state securities laws).

          (c) The execution and delivery of this Agreement and the performance and compliance with its terms by Seller will not (i) conflict with, or result in the breach of, or trigger or accelerate any right or obligation (including prepayment penalties), or constitute a default or an event of default or an occurrence, circumstance, act or failure to act that, with the passage of time, the giving of notice, or both, would become a default, or give rise to any right of contingent payment, termination, cancellation, acceleration or non-renewal, or (ii) result in the creation of any liens, charges, rights, claims, interests, options or other encumbrances, restrictions or limitations of any kind upon the Shares to be sold by Seller, whether tangible or intangible, under (A) the Seller's organizational or constituent instruments, if any (including, without limitation, articles of incorporation, articles of organization, certificate of limited partnership, bylaws, resolutions of the board of directors or shareholders, partnership agreement, operating agreement or shareholders agreement), (B) any contract, understanding, covenant, commitment, understanding, arrangement, or other agreement or instrument of any kind whether oral or written, (C) any law, rule, regulation, policy, ruling or other interpretation, guideline, circular, judgment, order, decree or other directive or advice of any kind of any governmental or quasi-governmental authority, agency or instrumentality or (D) any restriction, condition, covenant or commitment relating to or concerning the Shares to be sold by Seller.

          (d) There is no lawsuit, action, complaint, claim, demand, notice, hearing, arbitration, investigation, inquiry or any other proceeding, at law or in equity or before any administrative or enforcement agency or body (a "Lawsuit") pending or threatened, affecting, directly or indirectly, the Shares to be sold by Seller and Seller does not know of any valid basis for any such Lawsuit. There is no judgment, order, writ, injunction, decree or other similar command or directive of any court or federal, state, local or foreign governmental or quasi-governmental authority, agency or instrumentality that restricts Seller from consummating the transactions contemplated by this Agreement.

          (e) Seller has sufficient knowledge and experience with the Company including, without limitation, as a co-founder (or as an entity controlled by a co-founder) of TradeStation Securities, Inc., a Florida corporation that is currently the primary operating subsidiary of the Company, and as a former executive officer and/or director and current significant stockholder of the Company (or as an entity controlled by a former executive officer and/or director and current significant stockholder of the Company), so as to be able to evaluate the risks and merits of consummating the transactions contemplated by this Agreement.

          (f) Seller (and/or Seller's officers, directors, executives, partners and/or principals who are acting on Seller's behalf) is fully familiar with all facts and circumstances attendant to Seller's decision to sell the Shares to be sold by Seller, has reviewed all of the Company's filings with the Securities Exchange Commission and its recent press releases, has had an opportunity to ask questions of, and receive answers from, representatives of the


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Company and has available to him or it such information related to the Company and its business, prospects, affairs and plans as Seller deems necessary and sufficient to make Seller's decision to sell his or its Shares, and all investigations, due diligence, and questions have been completed or answered to Seller's satisfaction.

          (g) Seller has (and Seller's officers, directors, executives and/or principals and Seller's representatives, if any, who are acting on Seller's behalf have) such knowledge and experience in financial and business matters so as to be capable of evaluating, alone or together, the merits and risks of selling his or its Shares.

          (h) Seller has reviewed, among other things, the Company's Annual Report of Form 10-K (and its audited financial statements included therein) for the fiscal year ended December 31, 2001 and its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002 and Seller has also reviewed the business outlook for the Company for the fiscal year beginning January 1, 2002 as set forth in the Company's Current Report on Form 8-K filed on January 17, 2002. However, Seller specifically understands and agrees that the business outlook represents only a prediction of future events and is based largely on current expectations and beliefs concerning future events, occurrences and circumstances that are subject to substantial risks, uncertainties and change; accordingly, no assurance can be given that the operating results forecasted will prove to be accurate and, in fact, the actual operating results of the Company may prove to be materially different than those forecasted.

          (i) Seller has been represented by such business, legal and tax counsel and advisors and others, each of whom has been personally selected by Seller, as Seller has found necessary to consult concerning the consummation of the transactions contemplated by this Agreement, and such representation has included an examination of all tax, financial and legal aspects of the transactions contemplated by this Agreement.

     6. Acknowledgements by Purchasers. Each Purchaser acknowledges and agrees that it may not sell, transfer, or otherwise dispose of the Shares unless (a) such sale, transfer, or other disposition has been registered under the Securities Act of 1933, as amended (the "Securities Act"), (b) such sale, transfer, or other disposition is made in conformity with the volume and other limitations of Rules 144 and 145 or (c) in the opinion of counsel reasonably acceptable to the Company, such sale, transfer, or other disposition is otherwise exempt from registration under the Securities Act. Each Purchaser also acknowledges that, with respect to the certificates representing the Shares purchased by such Purchaser, each stock certificate representing the Shares shall bear such legend(s) as the Company might reasonably require from time to time with respect to the securities laws restrictions on resale.

     7. Confidentiality. The Seller agrees that it will not issue any press release or make any other public disclosure of this Agreement or the contents hereof or of the transactions contemplated herein without the prior approval of the Purchasers, which may be withheld in the sole discretion of the Purchasers, unless such disclosure is required by law. The Purchasers each acknowledge that the Seller may be required to make disclosure regarding certain terms of this Agreement under federal or state securities laws. To the extent any such disclosure is required to be made, the Seller will be permitted to make such disclosure (including, without limitation, any Schedule 13D or amendment thereof), but, before taking this step (the making or filing of such disclosure) the Seller shall (a) consult with the Purchasers and their counsel and (b) provide the Purchasers and their counsel, for comment, drafts of the


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proposed disclosures, and shall include any additions or changes to such proposed disclosures requested by the Purchasers or their counsel.

     8. Survival of Severance Agreement. Seller (for itself and its Affiliates) acknowledges and agrees that the terms of the Severance Agreement dated as of July 20, 2001, between the Company and Seller and the General Release of all Claims dated as of July 20, 2001 executed by Seller in favor of the Company shall remain in full force and effect, including, without limitation, the agreement of Seller's Affiliate that he shall not at any time directly or indirectly through Affiliates or other persons or entities, or in concert with any other persons or entities, acquire any shares of Common Stock or any other security of the Company or its successors or assigns or participate or assist in the participation of any attempt or act designed to acquire direct or indirect control of the Company or its successors or assigns.

     9.   Miscellaneous.

          (a) Amendment. This Agreement may be amended only by an instrument in writing signed by all of the parties hereto.

          (b) Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the sale and delivery of the Shares.

          (c) Entire Understanding. This Agreement constitutes the entire understanding among the parties relative to the purchase and sale of the Shares and supersedes all prior written or oral understandings, agreements, conditions and representations, if any, relating to the purchase and sale of the Shares.

          (d) Governing Law. This Agreement shall be deemed a contract made under the laws of the State of Florida and together with the rights and obligations of the parties hereunder shall be construed under and governed by the laws of such State without regard to the conflict of law provisions thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal or state court located within Miami-Dade County in the State of Florida in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Florida for such persons and waives, and covenants not to assert or plead, any objection which they might otherwise have to such jurisdiction, such venue and such process.

          (e) Third-Party Beneficiary. The Company is hereby expressly declared to be an intended third-party beneficiary of all of Seller's representations, warranties, covenants and agreements made pursuant to, under, or in connection with, this Agreement.

          (f) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Confirmation of execution by telefax of a facsimile signature page shall be binding upon that party so confirming.
                         [Signatures on Following Page]


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         IN WITNESS WHEREOF, the parties hereto have executed and delivered this
Agreement as of the date set forth above.

                                    SELLER:

                                    TAFAZZOLI FAMILY LIMITED PARTNERSHIP

                                    By:  PMA Corp., the general partner

                                         By:  /s/ Farshid Tafazzoli
                                              ----------------------------------
                                              Farshid Tafazzoli
                                              President

                                    PURCHASERS:

                                    WRCF-I 1997 Limited Partnership

                                    By:  WRCF-I GP, Inc., the general partner

                                         By:  /s/ William R. Cruz
                                              ----------------------------------
                                              William R. Cruz
                                              President

                                    RLCF-I 1997 Limited Partnership

                                    By:  RLCF-I GP, Inc., the general partner

                                         By:  /s/ Ralph L. Cruz
                                              ----------------------------------
                                              Ralph L. Cruz
                                              President

     The undersigned acknowledges and agrees to be bound by and comply in all respects with Section 3 of this Agreement.

                                                  /s/ Marc J. Stone
                                              ----------------------------------
                                              Marc J. Stone, as Voting Trustee
                                              and not individually

     The undersigned hereby unconditionally and primarily guarantees the truthfulness and accuracy of all of the representations and warranties of Seller and the timely and full performance of all of the agreements and obligations of Seller hereunder.

                                                  /s/ Farshid Tafazzoli
                                              ----------------------------------
                                              Farshid Tafazzoli, individually


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                                   SCHEDULE A

                                IDENTITY OF SELLER AND
                  NUMBER AND PURCHASE PRICE OF SHARES TO BE SOLD

Seller:  Tafazzoli Family Limited Partnership, a Florida limited partnership

Number of Shares to be sold:  3,000,000

Purchase Price:  $4,200,000 ($1.40 per Share)